Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2011 Performance Update

The Frontier Fund Supplement Dated October 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 Original

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you - the investor - with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 Original	October 31, 2011 MTD	October 31, 2011 YTD	NAV/Unit
Balanced Series-1	-2.96%	-7.31%	$122.30
Balanced Series-1a	-3.06%	-8.29%	$106.71
Berkeley/Graham/Tiverton Series-1	-5.26%	-15.32%	$93.54
Currency Series-1	-4.13%	-12.59%	$69.13
Long/Short Commodity Series-1	0.66%	3.60%	$137.50
Winton/Graham Series-1	-6.37%	-11.47%	$106.09
Winton Series-1	-2.89%	2.16%	$137.95
Long Only Commodity Series-1	8.24%	-7.07%	$87.46
Managed Futures Index Series-1	-11.71%	-8.08%	$108.43

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of October 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(3,763,813.63)
Unrealized trading gain/(loss)	(1,712,792.63)
Less: commissions	(252,914.49)
Less: FCM fees	(79,233.68)
Foreign currency gain/(loss)	782,341.08
Interest income	30,276.92

Total Income	(4,996,136.43)
EXPENSES
Management fees	163,151.46
Incentive fees	82,895.47
Broker service fees	481,485.20

Total Expenses	727,532.13

Net Income (Loss)	$(5,723,668.56)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,538,493.35598	$193,899,554.42	126.03
Current month additions	370.10028	45,292.47
Current month redemptions	(12,664.46089)	(1,562,929.02)
Net Income (loss) for current month		(5,723,668.56)

Net Asset Value, end of current month	1,526,198.99537	$186,658,249.31	122.30

	Monthly rate of return		-2.96%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(66,412.11)
Unrealized trading gain/(loss)	(28,796.55)
Less: commissions	(4,398.78)
Less: FCM fees	(1,379.63)
Foreign currency gain/(loss)	13,632.81
Interest income	3,919.56

Total Income	(83,434.70)
EXPENSES
Trading fees	6,908.27
Management fees	2,841.12
Incentive fees	1,423.24
Broker service fees	8,382.96

Total Expenses	19,555.59

Net Income (Loss)	$(102,990.29)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	30,856.64951	$3,396,803.69	110.08
Current month additions	2.68629	287.01
Current month redemptions	(697.37664)	(75,474.54)
Net Income (loss) for current month		(102,990.29)

Net Asset Value, end of current month	30,161.95916	$3,218,625.87	106.71

	Monthly rate of return		-3.06%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 1a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,319,672.58)
Unrealized trading gain/(loss)	(505,174.24)
Less: commissions	(39,276.00)
Less: FCM fees	(16,268.10)
Foreign currency gain/(loss)	15,812.43
Interest income	11,923.66

Total Income	(1,852,654.83)
EXPENSES
Management fees	138,009.32
Incentive fees	21.03
Broker service fees	98,731.33

Total Expenses	236,761.68

Net Income (Loss)	$(2,089,416.51)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	405,824.52633	$40,068,730.38	98.73
Current month additions	42.41024	4,059.65
Current month redemptions	(5,712.91844)	(554,246.50)
Net Income (loss) for current month		(2,089,416.51)

Net Asset Value, end of current month	400,154.01813	$37,429,127.02	93.54

	Monthly rate of return		-5.26%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Berkeley/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	(177,926.00)
Less: FCM fees	(1,859.78)
Interest income	2,116.15

Total Income	(177,669.63)
EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	11,356.63

Total Expenses	11,356.63

Net Income (Loss)	$(189,026.26)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	64,031.04754	$4,617,402.75	72.11
Current month additions	65.92447	4,612.89
Current month redemptions	(1,658.50329)	(116,450.09)
Net Income (loss) for current month		(189,026.26)

Net Asset Value, end of current month	62,438.46872	$4,316,539.29	69.13

	Monthly rate of return		-4.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(187,675.44)
Unrealized trading gain/(loss)	304,972.25
Less: commissions	(5,533.25)
Less: FCM fees	(3,672.25)
Foreign currency gain/(loss)	(78.50)
Interest income	12,427.82

Total Income	120,440.63
EXPENSES
Management fees	40,755.36
Incentive fees	4,267.25
Broker service fees	22,278.16

Total Expenses	67,300.77

Net Income (Loss)	$53,139.86

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	65,844.65936	$8,994,337.47	136.60
Current month additions	26.43714	3,562.27
Current month redemptions	(4,046.99214)	(550,090.43)
Net Income (loss) for current month		53,139.86

Net Asset Value, end of current month	61,824.10436	$8,500,949.17	137.50

	Monthly rate of return		0.66%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,017,231.20)
Unrealized trading gain/(loss)	(635,921.81)
Less: commissions	(15,646.42)
Less: FCM fees	(11,489.36)
Foreign currency gain/(loss)	8,989.13
Interest income	19,015.81

Total Income	(1,652,283.85)
EXPENSES
Management fees	73,599.32
Incentive fees	4.90
Broker service fees	69,560.87

Total Expenses	143,165.09

Net Income (Loss)	$(1,795,448.94)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	249,162.47415	$28,232,072.28	113.31
Current month additions	68.39982	7,463.42
Current month redemptions	(1,289.51774)	(141,214.79)
Net Income (loss) for current month		(1,795,448.94)

Net Asset Value, end of current month	247,941.35623	$26,302,871.97	106.09

	Monthly rate of return		-6.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(311,220.57)
Unrealized trading gain/(loss)	(694,461.18)
Less: commissions	(1,242.76)
Less: FCM fees	(16,170.70)
Foreign currency gain/(loss)	20,015.22
Interest income	33,816.75

Total Income	(969,263.24)
EXPENSES
Management fees	69,323.12
Incentive fees	39.16
Broker service fees	98,207.96

Total Expenses	167,570.24

Net Income (Loss)	$(1,136,833.48)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	277,089.74801	$39,365,082.94	142.07
Current month additions	137.63751	19,135.06
Current month redemptions	(2,379.79093)	(331,049.46)
Net Income (loss) for current month		(1,136,833.48)

Net Asset Value, end of current month	274,847.59459	$37,916,335.06	137.95

	Monthly rate of return		-2.89%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$43,513.16
Unrealized trading gain/(loss)	(297.41)
Less: commissions	—
Less: FCM fees	(223.02)
Foreign currency gain/(loss)	—
Interest income	932.95

Total Income	43,925.68
EXPENSES
Management fees	945.16
Incentive fees	—
Broker service fees	907.59

Total Expenses	1,852.75

Net Income (Loss)	$42,072.93

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	6,316.67682	$510,370.87	80.80
Current month additions	0.98372	84.21
Current month redemptions	—	—
Net Income (loss) for current month		42,072.93

Net Asset Value, end of current month	6,317.66054	$552,528.01	87.46

	Monthly rate of return		8.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(29,671.33)
Unrealized trading gain/(loss)	(16,142.29)
Less: commissions	(65.08)
Less: FCM fees	(155.44)
Foreign currency gain/(loss)	800.52
Interest income	669.82

Total Income	(44,563.80)
EXPENSES
Management fees	634.07
Incentive fees	—
Broker service fees	624.38

Total Expenses	1,258.45

Net Income (Loss)	$(45,822.25)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	3,209.63446	$394,171.50	122.81
Current month additions	—	—
Current month redemptions	(64.72053)	(7,346.88)
Net Income (loss) for current month		(45,822.25)

Net Asset Value, end of current month	3,144.91393	$341,002.37	108.43

	Monthly rate of return		-11.71%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 1